Exhibit 99.(h)(21)

CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT

Agreement effective as of the 17th day of May, 2013 by and among the Turner Funds, a Massachusetts business trust (the “Trust”) and Turner Investments, L.P. a Pennsylvania limited partnership (“Turner”).

Turner hereby agrees to limit the net total operating expenses, excluding acquired fund fees and expenses and interest expenses relating to short sales, at the levels indicated through January 31, 2015 for the following Fund:

Fund:	Net Total Operating Expenses

Turner Emerging Markets Fund
Institutional Class	1.05%
Investor Class	1.30%

This Agreement shall be renewable at the end of its initial term for an additional one year term upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.

TURNER FUNDS		TURNER INVESTMENTS, L.P.

By:	/s/ Thomas R. Trala, Jr.	By:	/s/ Brian F. McNally
	Signature		Signature

Name:	Thomas R. Trala, Jr.	Name:	Brian F. McNally
	Printed		Printed

Title:	President and Chief Executive Officer	Title:	General Counsel and Chief Compliance Officer – Principal